EXHIBIT 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Titanium Metals Corporation                       J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                         Vice President - Finance
Denver, Colorado  80202                           (303) 296-5617


           TIMET RESUMES TITANIUM SPONGE OPERATIONS AFTER MINOR FIRE

     HENDERSON, NEVADA _ August 4, 1998 _ Titanium Metals Corporation (TIMET) (NYSE:TIE) reopened its titanium operations here about 4 a.m. today after a fire earlier in the morning damaged the plant's sponge vacuum distillation process area. Damage has been initially estimated at approximately $300,000.

     No one was injured. Safety procedures that plant safety managers, the City of Henderson and the Clark County fire departments have jointly developed were quickly put into place once the fire began and at no point was the public in any danger.

     A preliminary investigation by TIMET safety managers shows that the fire, which began about 12:30 a.m., was caused when a pipe used to move molten magnesium from one container to another became plugged, which caused a minor fire.

     The fire also damaged a motorized cart in addition to some tires, which caused most of the smoke visible to the public. Firefighters worked for about two hours before the fire was contained.
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     "The entire plant was evacuated and the fire department was notified," said
Plant Manager John Sanderson. "We train our employees continually in the safe procedures necessary to operate our plant. Our employees and local firefighters reacted quickly to ensure the safety of the public and the TIMET plant."

     TIMET's Henderson plant, which opened in 1950, has a workforce of 660 employees.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.



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